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CRM      UNIVERSAL AMERICAN W/CAPITAL Z
         Jan 4 1999     7:58
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Contact Information
For Universal American Financial Corp.:                        For Capital Z:
Robert A. Waegelein, CFO                                       Tracey T. Stearns
Universal American Financial Corp.                             Kekst and Company
(914) 934-8820                                                 (212) 521-4800

Devin Sullivan
The Equity Group
(212) 836-9608

For Immediate Release

UNIVERSAL AMERICAN FINANCIAL CORP.
PARTNERS WITH CAPITAL Z FINANCIAL SERVICES FUND II
TO ACQUIRE PENNCORP'S CAREER SALES DIVISION FOR $175 MILLION

RYE BROOK, NY, January 4, 1999--Universal American Financial Corp. (NASDAQ:
UHCO), in conjunction with Capital Z Financial Services Fund II, L.P. ("Capital Z"), today announced that it has

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signed a definitive agreement with PennCorp Financial Group, Inc. (NYSE: PFG) to acquire the six insurance subsidiaries that comprise PennCorp's Career Sales Division for $175 million, consisting of $136 million of cash and $39 million of Subordinated Notes. Capital Z, a $1.8 billion global private equity fund focused on the insurance, financial services and healthcare services industries, will be the primary equity investor in the transaction. Upon completion of the transaction, Universal is expected to have approximately $930 million of total assets, approximately $120 million in shareholders' equity, and approximately $425 million of total annual premium.

The core subsidiaries of the Career Sales Division being acquired by Universal are Pennsylvania Life Insurance Company and PennCorp Life of Canada, which operate through a career agency system selling primarily fixed benefit accident and health products. Many of these career agents will be investing along with Capital Z in the equity portion of the financing of this transaction. All career agents will be eligible to participate in certain future equity-based incentive programs designed to align their interests with Universal's. The combination of Universal's portfolio of senior market insurance products and the Career Sales Division's distribution network is expected to enhance Universal's cross-

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selling capabilities to this rapidly growing segment of the population.

Concurrent with the acquisition, Universal anticipates expanding its relationship with Ameri-Life and Health Services of Clearwater, FL, one of the leading distributors of senior market insurance products in the nation. The Company looks forward to working with the founder and principals of Amer-Life, who are already significant shareholders of Universal, in broadening Universal's geographic reach in the senior market.

To finance the transaction, Universal will issue approximately $87.4 million of new equity in the form of common stock. Of that amount, Capital Z will invest $77.9 million to acquire 24.7 million common shares of Universal, at a price of $3.15 per share. AAM Capital Partners, L.P., a private equity fund specializing in insurance transactions, along with agents and management of Universal and PennCorp's Career Sales Division are expected to invest the balance of approximately $9.5 million. Following the close of the transaction, Capital Z will own approximately 56% of Universal on a fully diluted basis and, pursuant to shareholders agreement with other large shareholders, will have the right to elect four of Universal's nine directors.

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Universal also intends to fund the transaction by borrowing $70 million which has been committed by a syndicate of lenders arranged by Chase Securities Inc. The lenders will make an additional $10 million payable to Universal on a revolving credit basis. In addition, Universal will issue $39 million in Subordinated Notes to PennCorp. The Notes will have an 8% coupon and a maturity of ten years. Interest on the Notes may be paid in additional Subordinated Notes or in cash, at Universal's option. The accreted value of the Notes will be subject to offset in the event of adverse development in Pennsylvania Life's disability income claim reserve and for other indemnification issues. The excess proceeds above the purchase price of the Career Sales Division will be used to finance transaction related expenses, repay $5.0 million of existing Universal debt, and infuse capital into certain of Universal's operating subsidiaries.

Richard A. Barasch, who will remain as Universal's Chairman and Chief Executive Officer, said, "We are very optimistic about the potential of this transaction. Most importantly, we are increasing our marketing capacity by adding the career agents of Pennsylvania Life and PennCorp Life to our organization. We intend to strengthen their traditional product portfolio and also introduce

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our portfolio of senior market products.

"We are confident that the combination of this premier distribution channel and wide customer base and our portfolio of products, including Medicare supplement and long term care policies, as well as other products currently being developed, will create substantial cross-selling opportunities, particularly among Pennsylvania Life's policyholders.

"We are enthusiastic about our new strategic partnership with Capital Z and look forward to benefiting from Capital Z's insurance industry knowledge and significant capital resources." Mr. Barasch added.

The closing of the transaction is subject to certain closing conditions, including receipt of all required regulatory approvals and the approval of the transactions by Universal's shareholders. Shareholders holding a majority of the outstanding voting shares of Universal have already agreed to vote their shares in favor of the related transactions. The parties expect the closing of the transaction to occur in the second quarter of 1999.

Universal American Financial Corp. is a life and accident and

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health insurance holding company, whose principal subsidiaries are American
Pioneer Life Insurance Company, American Progressive Life and Health Insurance Company of New York, American Exchange Life Insurance Company and WorldNet Services Corp., a third party administrator. Through its subsidiaries and general agency system, comprised of 4,000 agents, Universal underwrites and markets life and supplemental health insurance products aimed at the senior market, including Medicare supplement, long term care, home health care and senior life insurance programs. As of September 30, 1998, Universal had $139 million of premium in force, shareholders' equity of $29 million and total assets of $289 million.

PennCorp's Career Sales Division underwrites and markets fixed-benefit accident and health and life policies and asset accumulation products. PennCorp's Career Sales Division generates annualized premium of approximately $290 million and markets primarily through a distribution system of 1,000 career agents and a network of producers throughout North America. The Career Sales Division's six insurance subsidiaries include Pennsylvania Life Insurance Company, PennCorp Life of Canada, Union Bankers Insurance Company, Marquette National Life Insurance Company, Penninsular Life Insurance Company and Constitution Life Insurance Company.

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Based in New York, Capital Z Financial Services Fund II, L.P. is a $1.8 billion global private equity fund that focuses exclusively on investments in the insurance, financial services and healthcare services industries. The fund, which was formed in August 1998, is managed by Capital Z Partners, a global alternative asset management firm headquartered in New York City with offices or affiliates in London and Hong Kong. Capital Z Partners also manages Capital Z Investments, L.P., a $1.5 billion fund which focuses on investments in private equity funds, hedge funds and other alternative investment vehicles. Since 1990, Capital Z Partners and its predecessor funds have invested in excess of $1.25 billion in over 40 transactions with an aggregate market value in excess of $11 billion.

Except for historical information contained above, this document may contain some forward looking statements regarding Universal American Financial Corp., including statements related to 1998 operating results and future results, which involve a number of risks and uncertainties that could cause actual results to differ materially. These risk factors are described from time to time in the Company's SEC filings.